Exhibit 99.1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

(i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: April 6, 2023

MSD Partners, L.P.		MSD Capital, L.P.

By:	MSD Partners (GP), LLC	By:	MSD Capital Management, LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Robert K. Simonds	By:	/s/ Marc R. Lisker
Name:	Robert K. Simonds	Name:	Marc R. Lisker
Title:	Authorized Signatory	Title:	Manager

MSD EIV Private Vault, LLC		MSD Real Estate Investments II, L.P.

By:	MSD Partners, L.P.	By:	MSD Capital, L.P.
Its:	Manager	Its:	General Partner

By:	MSD Partners (GP), LLC	By:	MSD Capital Management, LLC
Its:	General Partner	Its:	General Partner

By:	/s/ Robert K. Simonds	By:	/s/ Marc R. Lisker
Name:	Robert K. Simonds	Name:	Marc R. Lisker
Title:	Authorized Signatory	Title:	Manager

Michael S. Dell		MSD Vault Investments, LLC

By:	/s/ Marc R. Lisker	By:	MSD Real Estate Investments II, L.P.
Name:	Marc R. Lisker	Its:	Sole Member
Title:	Attorney-in-fact

Gregg R. Lemkau		By:	MSD Capital, L.P.
		Its:	General Partner

By:	/s/ Gregg R. Lemkau	By:	MSD Capital Management, LLC
Name:	Gregg R. Lemkau	Its:	General Partner

Marc R. Lisker		By:	/s/ Marc R. Lisker
By:	/s/ Marc R. Lisker	Name:	Marc R. Lisker
Name:	Marc R. Lisker	Title:	Manager